VOTING AGREEMENT

         This Voting Agreement (this "Agreement") is made as of January 3rd, 1997 by and between Town & Country Corporation, a Massachusetts corporation (the "Company"), and C. William Carey (the "Shareholder").

         WHEREAS, the Company and Carey are parties to that certain Termination and Settlement Agreement of even date herewith (the "Termination Agreement") between the Shareholder and the Company;

         WHEREAS, in connection with the Termination Agreement, the Shareholder's employment as Chief Executive Officer of the Company has terminated and the Shareholder has resigned as Chairman of the Board and as a Director of the Company;

         WHEREAS, the Shareholder owns of record 2,519,787 shares of the Company's Class B Common Stock;

         WHEREAS, the Shareholder desires to promote his interests and the interests of the Company's other shareholders by agreeing to certain terms and conditions for voting the shares of the Company's Class B Common Stock owned of record by him in a manner which may promote stability in the Company's Board of Directors and in the management and operation of the Company during a period of management transition without impairing his right to vote, in his sole discretion, on all other matters on which the holders of shares of the Company's Class B Common

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Stock are entitled to vote; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company that the Company enter into this Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Shares Subject to Agreement. The Shareholder agrees to hold all of his Shares (as defined below) subject to, and to vote the Shares in accordance with, the provisions of this Agreement. As used in this Agreement, the "Shares" shall mean any shares of Class B Common Stock of the Company held by the Shareholder and which the Shareholder has the sole power and authority to vote as of the date of this Agreement.

         2. Voting for Board of Directors. In any subsequent election of directors of the Company in which a director or a slate of directors is nominated for election by the Board of Directors of the Company, the election of which nominee or nominees would not result in a majority of the Board of Directors being directly or indirectly affiliated with or otherwise representing the interests of a Control Group of Shareholders (as hereinafter defined), the Shareholder agrees to vote the Shares in accordance with the Majority of Other Shares Procedure described below.

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         As used herein, the "Majority of Other Shares Procedure" shall be as follows:

                  (i) At any meeting of the shareholders of Class A Common Stock and Class B Common Stock of the Company, the Company shall cause one preliminary calculation (each, a "Preliminary Calculation") to be made on behalf of the Shareholder not less than 5 minutes after the commencement of voting upon each proposal to elect a nominee or nominees to the Board of Directors of the Company, the election of which nominee or nominees would not result in a majority of the Board of Directors being directly or indirectly affiliated with or otherwise representing the interests of a Control Group of Shareholders (each, a "Proposal") to be voted on at such meeting by holders of shares of Class A Common Stock and Class B Common Stock of the Company, in order to determine the manner in which the shares of Class A Common Stock of the Company voted at such meeting, including the shares of Class A Common Stock owned by the Shareholder (collectively, the "Class A Shares"), have been voted on each Proposal; and

                  (ii) Upon completing the Preliminary Calculation and determining the percentage of the Class A Shares that were voted for or against each Proposal, the Shareholder shall vote the same percentage of the Shares for and against the Proposal as the percentage of Class A Shares in the Preliminary Calculation that were voted for an against the Proposal; for such purpose, the percentage of the


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                  Class A Shares that were voted for or against a Proposal shall be calculated based upon the number of Class A Shares that are present (in person or by proxy) and voting at the meeting of the shareholders.

         The parties agree that only the Shareholder's right to cast votes in elections of directors meeting the qualifications described above shall be affected by this Agreement, and that the Shareholder's right to cast votes with respect to any other matter shall not be affected in any way, directly or indirectly, by this Agreement. For example, the Shareholder may, in his sole discretion and without regard to the Majority of Other Shares Procedure, vote for, vote against or abstain from voting for any nominee for director whose election would result in a majority of the Board of Directors being directly or indirectly affiliated with or otherwise representing the interests of a Control Group of Shareholders, or for any transaction or other matter submitted to the holders of Class A Common Stock and Class B Common Stock for their approval. As used herein, a "Control Group of Shareholders" shall mean one or more persons or entities who, individually or in the aggregate, own of record or beneficially 20% or more of any class of the Company's capital stock or who, individually or in the aggregate, have the power, directly and indirectly, to vote 20% or more of the combined voting power of all classes of the Company's stock entitled to vote for election of the Company's directors.

         3. Termination. Unless earlier terminated by a written agreement between the Company and the Shareholder, this Agreement shall terminate upon the first to occur of (i) February 28, 2001, (ii) the adjudication by a court of competent jurisdiction that the Company is


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bankrupt or insolvent, or (iii) the dissolution or liquidation of the Company.

         4. Successors in Interest; Transferability of Shares. The provisions of this Agreement shall not be binding upon any third party transferee or assignee of the Shares for value without the written consent of the Shareholder. Nothing contained in this Agreement shall affect the Shareholder's ability to sell, assign or otherwise transfer the Shares to any unrelated party for value, free from the voting restrictions set forth herein.

         5. Notices. The Company and the Shareholder expressly agree that any notices to be given hereunder shall be in writing and shall be sent by U.S. Registered or Certified Mail, Return Receipt Requested, or via a delivery service providing evidence of delivery, addressed to the parties at their addresses set forth below, or at such other address as either may designate by notice as aforesaid.

                  Address for Town & Country:

                           Town & Country Corporation
                           25 Union Street
                           Chelsea, MA  02150
                           Attn:  Chairman of the Board

                  With a copy to:

                           Goodwin, Procter & Hoar
                           Exchange Place
                           53 State Street
                           Boston, MA 02109
                           Attn:  Richard E. Floor, Esq.

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                  Address for Shareholder:

                           C. William Carey
                           20 Rowes Wharf, PH 8
                           Boston, MA  02110

                  With a copy to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, MA 02111
                           Attn:  Stanford N. Goldman, Jr., Esq.


         6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach of default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, consent or approval on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same agreement.

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         8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law principles thereof.

         9. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties regarding the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

                                    TOWN & COUNTRY CORPORATION

                                    By: /S/ William Schawbel
                                        ___________________________

                                    Name:   William Schawbel

                                    Title:  Interim President


                                    SHAREHOLDER


                                    /s/ C. William Carey
                                    ________________________________________
                                    C. William Carey

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